EXHIBIT 99.1

Ansys Appoints Robert Calderoni and Ravi Vijayaraghavan to the Board of Directors

Newest directors continue to bolster executive expertise in strategy, finance and technological innovation

PITTSBURGH, Feb. 19, 2020 (GLOBE NEWSWIRE) -- Ansys, Inc. (NASDAQ: ANSS) today announced that Robert Calderoni and Ravi Vijayaraghavan have accepted appointments to the Ansys, Inc. Board of Directors effective March 1, 2020 – bringing with them decades of executive strategy and technological innovation, as well as business and financial experience.

Robert Calderoni has more than three decades of executive experience leading large, multinational software, technology and service companies. He currently serves as the chairman of Citrix Systems, Inc., a multinational software company that provides applications, software as a service and cloud computing technologies. Prior to his current role, he was the executive chairman of Citrix and served as its interim chief executive officer and president. Previously, he was the chairman and chief executive officer of Ariba, Inc., a cloud applications and business network company until it was acquired by SAP AG and served as a member of the global managing board and president of SAP Cloud at SAP. Prior to joining Ariba, he held senior finance roles at Apple and IBM and served as chief financial officer of Avery Dennison Corporation, a publicly traded industrial materials company.

Ravi Vijayaraghavan is a senior partner at Bain & Company, Inc., a management consulting firm, and director and head of its Asia-Pacific technology practice, as well as a member of its global partner promotion and compensation committee. Over his 25-year career, Ravi has played an integral leadership role in establishing and expanding Bain’s technology and telecommunication practice across the Asia-Pacific region. He is a senior member of Bain’s mergers & acquisitions, private equity and telecommunications, media and technology practices. His experience spans a broad range of technology markets, including software, hardware, semiconductors, and services, as well as mobile and fixed telecommunications operations across geographies in North America, Europe and Asia. He is a member of the board of overseers for WGBH, a Boston-based public broadcaster, and previously served as a member of the board of the Singapore Land Authority.

“We are proud to have Bob Calderoni and Ravi Vijayaraghavan join the Ansys board,” said Ronald W. Hovsepian, Ansys chairman of the board. “Bob has a deep knowledge of engineering technology challenges, a strategic vision and a proven track record of success in bringing innovative digital solutions to market. Ravi brings extensive experience and expertise in business transformation and the global operational management of high-tech companies.”

“Both Bob and Ravi are accomplished leaders with tremendous experience in business management, innovation and finance,” said Ajei Gopal, president and CEO of Ansys. “Their expertise will complement our strategy of pervasive engineering simulation and strengthen our ability to help customers achieve digital transformation.”

About Ansys

If you’ve ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge or put on wearable technology, chances are you’ve used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of pervasive engineering simulation, we help the world’s most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A. Visit www.ansys.com for more information.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries.

Contact	Investors	Annette N. Arribas, IRC 724.820.3700 annette.arribas@ansys.com

	Media	Amy Pietzak 724.820.4367 amy.pietzak@ansys.com

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